Exhibit 5.1

Our reference: 25246.50003/19110868 V1	Watson, Farley & Williams (New York) LLP 1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512

November 17, 2009
Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P. (the “Partnership”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 dated October 29, 2009 (No. 333-162579) (such registration statement, any amendments or supplements thereto (including any necessary post-effective amendments) and any additional registration statement filed pursuant to Rule 462(b) are referred to collectively as the “Registration Statement”) for the registration of the sale from time to time of up to $400,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of Common Units (the “Units”) representing limited partner interests in the Partnership. The Units will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein dated October 29, 2009 (the “Prospectus”) and supplements to the Prospectus (each, a “Prospectus Supplement”).
In rendering this opinion, we have examined originals or photocopies of all such documents as we have deemed necessary, including (a) the Registration Statement, the Prospectus and the Prospectus Supplement dated November 17, 2009, (b) the Underwriting Agreement dated November 17, 2009 (the “Underwriting Agreement”, and together with the Registration Statement, the “Documents”) among (i) the Partnership, (ii) Teekay GP L.L.C. (the “General Partner”), (iii) Teekay LNG Operating L.L.C. (the “Operating Company”, and together with the Partnership and the General Partner, the “Teekay Parties”) and (iv) the underwriters named therein, (c) certificates of public officials and (d) certificates of representatives of the Teekay Parties and their subsidiaries and affiliates. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as photocopies. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.
London • New York • Paris • Hamburg • Munich • Rome •  Milan • Madrid • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P. November 17, 2009	Page 2

We have also assumed:
(A)	the power, authority and legal right of all parties (other than the Teekay Parties) to the Underwriting Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Documents by such parties;

(B)	the validity and enforceability of the Documents under all applicable laws other than Marshall Islands law; and

(C)	that all Units shall be issued and sold in compliance with applicable federal, state and foreign securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement.
This opinion is limited to Marshall Islands Law and is as of the date hereof.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when issued and delivered against payment therefor in accordance with the terms of (i) the Partnership’s First Amended and Restated Agreement of Limited Partnership dated May 10, 2005, as amended on May 31, 2006, (ii) the Registration Statement, the Prospectus and the Prospectus Supplement and (iii) the Underwriting Agreement, the Units will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
Watson, Farley & Williams (New York) LLP